EXHIBIT 5.1


                      Opinion of Appleby, Spurling & Kempe





[LETTERHEAD OF APPLEBY,
SPURLING & KEMPE]




                            APPLEBY, SPURLING & KEMPE
                             BARRISTERS & ATTORNEYS

              CEDAR HOUSE, 41 CEDAR AVENUE, HAMILTON HM12, BERMUDA
                  MAIL: PO BOX HM 1179, HAMILTON HM EX, BERMUDA
                            TELEPHONE: + 441 295 2244
                        FAX: + 441 292 8666/441 295 5328

                                                                YOUR REF:
                                                                OUR REF: ASM/RT


                                                              31st October, 1996



Intelect Communications Systems Limited
Reid House
Church Street
Hamilton HM 12
Bermuda

Dear Sirs,

         RE:      INTELECT COMMUNICATIONS SYSTEMS LIMITED

         We have acted as Bermuda legal advisers to Intelect Communications Systems Limited, a Bermuda company (the "Company"). We have been requested to render this opinion as to Bermuda law in connection with its registration for resale of 219,986 shares of Common Stock (the "Resale Shares") as described in the Company's Prospectus (the "Prospectus") contained in the Form S-3 Registration Statement (the "Registration Statement"), filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

         For the purposes of this opinion, we have been supplied with and reviewed a copy of the Registration Statement, and have relied upon the Memorandum of Association and Bye-Laws of the Company and such other documents, certificates and records and have made such investigations as we deem necessary or appropriate in order to give the opinion expressed herein.

         BERMUDA 0 HONG KONG 0 ISLE OF MAN 0 GENEVA WITH AFFILIATES IN THE BRITISH VIRGIN ISLAND, GUEBNSEY AND THE CAYMAN ISLANDS

         We have assumed:-

         (i) the genuineness of all signatures on the documents which we have examined; and

         (ii) the conformity to original documents of all documents produced to us as copies and the authenticity of all original documents which, or copies of which, have been submitted to us.


         We have also relied upon an Officer's Certificate dated 31st October, 1996, from the Secretary of the Company.

         Based upon and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:-

         (i) the Company is duly incorporated and validly existing under Bermuda law;

         (ii) the Resale Shares have been duly authorized and validly issued by the Company and subject to no further calls; and

         (iii) the statements set forth in the Prospectus under the headings "Enforceability of Civil Liabilities under United States Federal Securities Law" and "Description of Capital Stock" to the extent that they constitute matters of Bermuda law, or legal conclusions with respect thereto, have been reviewed by us and are accurate in all material respects and fairly present the information disclosed therein in all material respects.

         Our reservations are as follows:-

         (A) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction other than Bermuda. Where an obligation is to be performed in a jurisdiction other than Bermuda, a Bermuda court may decline to enforce it to the extent that such performance would be illegal or contrary to public policy under the laws of such other jurisdiction.

         (B) We express no opinion as to the availability of equitable remedies, such as specific performance or injunctive relief, or as to any matters which are within the discretion of the Bermuda courts, such as the award of costs, or questions related to jurisdiction. Further, we express no opinion as to the validity or binding effect in Bermuda of any waiver of or obligation to waive any provision of law (whether substantive or procedural) or any right or remedy arising through circumstances not known at the time of the filing of the Registration Statement.

         (C) Section 9 of the Interest and Credit Charges (Regulation) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest if any payable on the amount of a judgment after date of judgment. If the court does not exercise that discretion, then interest will accrue at the statutory rate which is currently seven per cent per annum.

         (D) Where a party is vested with a discretion or may determine a matter in its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Enforceability of Civil Liabilities under United States Federal Securities Law" and "Legal Matters" in the Prospectus which is a part of the Registration Statement.

         This opinion is issued on the basis that it will be construed in accordance with the provisions of Bermuda law. It is issued solely for the benefit of the addressee in relation to the transaction described above and is not to be made available to or relied upon by any other person, firm or entity.

                                               Yours faithfully,

                                               APPLEBY, SPURLING & KEMPE
                                               ----------------------------
                                               /s/ Appleby, Spurling & Kempe